UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2013

ONCOGENEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1522 217th Place S.E. Bothell, Washington		98021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 487-9500

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In early January 2013, Scott Cormack, the President and Chief Executive Officer of OncoGenex Pharmaceuticals, Inc. (the “Company”) and Michelle Burris, the Executive Vice President of Operations, Chief Financial Officer, Principal Accounting Officer, Treasurer and Secretary of the Company, disclosed to the Company’s board of directors that they have a developing personal relationship with one another that warranted consideration of their reporting relationship and duties. After consideration and discussion by the independent members of the Company’s board of directors, as well as consultations with Mr. Cormack and Ms. Burris, the Company’s board of directors determined that it would be advisable for Ms. Burris to transfer her executive duties to others and to continue portions of her work in operations as a consultant to the Company, reporting directly to the board of directors.

On February 1, 2013, Ms. Burris resigned as the Company’s Principal Accounting Officer, Chief Financial Officer, Secretary and Treasurer. From February 1, 2013 to March 31, 2013, Ms. Burris will continue to serve as the Company’s Executive Vice President of Operations. During such time, Ms. Burris will continue to receive her regular base salary and will be eligible to participate in benefits customarily afforded to other employees. In addition, her outstanding stock options and restricted stock units will continue to vest.

Effective March 31, 2013, Ms. Burris will resign as the Company’s Executive Vice President of Operations, and the Company has agreed to pay all wages, bonuses, vacation, reimbursable expenses and similar payments due to Ms. Burris as of such date. If Ms. Burris agrees to release all claims against the Company, the Company has agreed to engage Ms. Burris as a consultant for a period of one year, beginning on the date she agrees to release all claims. The term of the consultancy may be extended by mutual agreement of the parties. As a consultant to the Company, Ms. Burris will receive a monthly retainer of approximately $34,000 and reimbursement of health insurance coverage. Ms. Burris will also be eligible to receive an incentive payment of up to 40% of the aggregate amounts paid to Ms. Burris from the Company during the 2013 fiscal year, which will be based on a percentage according to the Company’s achievement of corporate objectives, as well as continued vesting of all of her outstanding stock options and restricted stock units through the term of the consultancy.

Following the end of the consultancy, if Ms. Burris agrees to release all claims against the Company, the Company will pay Ms. Burris a lump sum payment of approximately $410,000, which is consistent with the severance payment in her prior employment contract, or, if the consultancy ends within three months before or within 12 months after a change of control of the Company, a lump sum payment of approximately $511,000, plus a bonus based on the average of bonus and incentive payments paid to Ms. Burris in the 24 months prior to the end of the consultancy, which is consistent with the change in control provisions in her prior employment contract. Additionally, the Company will accelerate the vesting of Ms. Burris’s outstanding stock options and restricted stock units that would have vested over a 12-month period had she continued to provide services to the Company. If the consultancy ends within three months before or within 12 months after a change of control of the Company, all of Ms. Burris’s outstanding stock options and restricted stock units will immediately vest. The Company will also pay Ms. Burris a lump sum payment to continue her existing health benefits for 12 months or, if the consultancy ends within three months before or within 12 months after a change of control of the Company, for 15 months. However, the Company will not pay the foregoing payments or accelerate the vesting of outstanding stock options and restricted stock units if Ms. Burris terminates the consultancy early for convenience, or the Company terminates the consultancy as a result of Ms. Burris’s uncured breach of her consulting agreement.

A copy of the transition and separation letter agreement between the Company and Ms. Burris is attached hereto as Exhibit 10.1. Such letter agreement supersedes in its entirety Ms. Burris’s previous employment agreement with the Company.

On January 31, 2013, the Company’s board of directors appointed Mr. Cormack as the Company’s Principal Financial Officer, Secretary and Treasurer and Susan Wyrick as the Company’s Principal Accounting Officer, effective February 1, 2013.

Ms. Wyrick, 40, has also served as the Company’s Senior Director of Finance since June 2012. Prior to joining the Company, Ms. Wyrick served as the Director, Site Controller at Emergent BioSolutions Inc., a biopharmaceutical company, from November 2010 to June 2012, where her duties included managing the accounting department and preparing operating plans and forecasts. From March 2006 to October 2010, Ms. Wyrick served as the Controller at Trubion Pharmaceuticals, Inc., a biopharmaceutical company, which was acquired by Emergent BioSolutions Inc. in October 2010. As Controller, Ms. Wyrick’s responsibilities included managing the accounting department and the annual financial audit. Prior to March 2006, Ms. Wyrick served in senior financial positions at publicly-held biotechnology companies. Ms. Wyrick received a B.A. in Business Administration from the University of Washington and has passed the CPA exam.

In connection with Ms. Wyrick’s appointment, the Company entered into an employment agreement with Ms. Wyrick. Under the terms of her employment agreement, the Company has agreed to pay Ms. Wyrick an annual base salary of $200,000. Ms. Wyrick is also eligible to earn an annual bonus of up to an additional 25% of her annual base salary, of which 70% will be based on the satisfactory completion of certain corporate milestones and 30% will be based on the satisfactory completion of certain individual milestones. Ms. Wyrick is also eligible to receive a one-time signing bonus of $5,000 on March 15, 2013, provided she is still employed by the Company on such date. During Ms. Wyrick’s employment, she is eligible to participate in the Company’s equity compensation plans and employee benefit plans available to other employees of the Company.

Upon termination, the Company has agreed to pay Ms. Wyrick (i) all unpaid salary and vacation accrued through the termination date, (ii) any accrued, unpaid bonuses for any fiscal year ended prior to the termination date and (iii) any unreimbursed business expenses. Additionally, if Ms. Wyrick’s employment is involuntary terminated (as defined in the employment agreement), the Company has agreed to pay her a lump sum payment in an amount equal to six months of her then annual base salary and to continue paying her monthly health insurance premiums for six months, subject to certain limitations. The Company will also accelerate the vesting of Ms. Wyrick’s then outstanding equity compensation awards that would have time-vested over a 6-month period had she continued to provide services to the Company. To receive the foregoing benefits, Ms. Wyrick must enter into and not revoke a release agreement with the Company.

Additionally, if Ms. Wyrick is involuntarily terminated (as defined in the employment agreement) in connection with a change of control of the Company or within three months before or 12 months after a change of control of the Company, then she will be entitled to (i) a lump sum payment in an amount equal to nine months of her then annual base compensation plus an amount equal to nine months of her average monthly bonus (calculated as provided for in the employment agreement), (ii) continued payment by the Company of her health insurance premiums for nine months, subject to certain limitations, and (iii) immediate vesting of all of her then outstanding unvested equity awards.

Under the employment agreement, Ms. Wyrick agreed to standard non-solicitation, non-compete and non-disparagement provisions, and the Company agreed to indemnify Ms. Wyrick to the maximum extent permitted by applicable law and the Company’s governance documents with respect to her service to the Company.

A copy of the employment agreement between the Company and Ms. Wyrick is attached hereto as Exhibit 10.2. Such employment agreement supersedes in its entirety Ms.Wyrick’s previous employment-related agreements with the Company.

Additional information regarding Mr. Cormack is set forth under the heading “Executive Compensation” in the Company’s definitive proxy statement on Schedule 14A filed on April 26, 2012, and is incorporated by reference herein. Mr. Cormack will not receive any additional compensation for his service as the Company’s Principal Financial Officer, Secretary and Treasurer.

There is no arrangement or understanding with any person pursuant to which Mr. Cormack was appointed as Principal Financial Officer, Secretary and Treasurer or Ms. Wyrick was appointed as Principal Accounting Officer, and there are no family relationships between Mr. Cormack or Ms. Wyrick and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Cormack or Ms. Wyrick and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description

10.1	Transition and Separation Letter Agreement between OncoGenex Pharmaceuticals, Inc. and Michelle Burris dated February 1, 2013

10.2	Employment Agreement between OncoGenex Pharmaceuticals, Inc. and Susan Wyrick dated February 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.

Date: February 4, 2013	/s/ Scott Cormack
Scott Cormack Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

10.1	Transition and Separation Letter Agreement between OncoGenex Pharmaceuticals, Inc. and Michelle Burris dated February 1, 2013

10.2	Employment Agreement between OncoGenex Pharmaceuticals, Inc. and Susan Wyrick dated February 1, 2013